Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SOUTHRIDGE TECHNOLOGY GROUP, INC.", CHANGING ITS NAME FROM "SOUTHRIDGE TECHNOLOGY GROUP, INC." TO "RXELITE, INC.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF OCTOBER, A.D. 2007, AT 10:09 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State

3457821 8100

071162612

AUTHENTICATION: 6111405

DATE: 10-29-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:09 AM 10/29/2007
FILED 10:09 AM 10/29/2007
SRV 071162612 - 3457821 FILE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

SOUTHRIDGE TECHNOLOGY GROUP, INC.

Southridge Technology Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "*Corporation*"), does hereby certify:

FIRST: The name under which the Corporation was originally incorporated was Southridge Technology Group, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is August 24, 2005.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend the first sentence of the FIRST paragraph of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

> "The name of the corporation (hereinafter called the "*Corporation*") is RxElite, Inc."

FOURTH: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend the first sentence of the FOURTH paragraph of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

> "The Corporation is authorized to issue two classes of stock to be designated, respectively, "*Common Stock*" and "*Preferred Stock.*" The total number of shares of all classes of stock that the Corporation is authorized to issue is Two Hundred One Million (201,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of Common Stock with a par value of $0.001 per share and One Million (1,000,000) shares of Preferred Stock with a par value of $0.001 per share."

FIFTH: This Certificate of Amendment to Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of the stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, Southridge Technology Group, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer and President as of October 25, 2007.

By: ______________________

Name: Jonathan Houssian

Title: Chief Executive Officer and President